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                                                                      EXHIBIT 21

                               ROCK-TENN COMPANY

                       SUBSIDIARIES OF ROCK-TENN COMPANY

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                                                  JURISDICTION OF
                        NAME                       INCORPORATION
     ------------------------------------------  ------------------
 1.  Rock-Tenn Company, Mill Division, Inc.       Tennessee
 2.  Dominion Paperboard Products, Ltd.           Quebec, Canada
 3.  Rock-Tenn Company of Texas                   Georgia
 4.  Rock-Tenn Converting Company                 Georgia
 5.  Rock-Tenn Company of Arkansas                Georgia
 6.  Ling Industries, Inc.                        Quebec, Canada
 7.  Rock-Tenn Company of California, Inc.        Delaware
 8.  Rock-Tenn Company of Illinois, Inc.          Illinois
 9.  Concord Industries, Inc.                     Illinois
10.  Waldorf Corporation                          Delaware
11.  Wabash Corporation                           Delaware
12.  Wabash Development, Inc.                     Delaware
13.  Waldorf Realty, Inc.                         Delaware
14.  Best Recycling, Inc.                         Iowa
15.  RTS Packaging, LLC                           Delaware
16.  Rock-Tenn Recycling Company                  Quebec, Canada
17.  Rock-Tenn Partition Company                  Georgia
18.  RTS Empaques S. de R.L. de C.V.              Mexico
19.  Waldorf Corporation of Minnesota             Delaware
20.  RTS Embalajes de Chile Limitada              Santiago, Chile
21.  Seven Hills Paperboard, LLC                  Delaware
22.  Rock-Tenn Financial, Inc.                    Delaware
23.  Rock-Tenn Foreign Sales Corporation          Barbados
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